UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2023

Premier, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36092	35-2477140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC28277

(Address of principal executive offices, including zip code)

(704) 357-0022

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	PINC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On August 10, 2023, Terry D. Shaw, Chair of the Board of Directors (the “Board”), of Premier, Inc. (the “Company”) informed the Company of his intention to resign from the Board effective October 1, 2023, which is the tenth anniversary of his joining the Board. Mr. Shaw’s decision to resign from the Board was not the result of any disagreement with the Company or the Board. The Board appointed Richard J. Statuto, the current Vice Chair of the Board, to succeed Mr. Shaw as Chair of the Board effective October 1, 2023 as part of a planned transition. Mr. Shaw has agreed to serve as a co-Chair of Premier’s Board Advisory Council, a group of C-suite leaders that meets quarterly to provide customer feedback to management and the Board on the Company’s products, services and strategic initiatives.

As a result of Mr. Shaw’s departure from the Board and his resulting departure from the Nominating and Governance Committee of the Board, effective as of October 1, 2023, the Nominating and Governance Committee recommended certain committee changes, which were approved by the Board. Mr. Statuto will step down as Chair of the Nominating and Governance Committee but continue to serve as a member of the Nominating and Governance Committee. Jody R. Davids, a current member of the Nominating and Governance Committee, will succeed Mr. Statuto as Chair of the Nominating and Governance Committee. John T. Bigalke, a current independent director, was appointed to serve as a member of the Nominating and Governance Committee to replace Mr. Shaw.

Changes in CEO Compensation and Retention Award

On August 10, 2023, based on the recommendation of the Compensation Committee of the Board, the Board approved the following changes to the fiscal year 2024 compensation package of Michael J. Alkire, the Company’s President and Chief Executive Officer, which will be effective on September 1, 2023:

Compensation Element	Fiscal 2023	Fiscal 2024	Percentage Increase
Base Salary	$1,075,000	$1,100,000	2.33%
AIP Target	150%	150%	0%
Equity Target	490%	500%	4.41%

In addition, upon recommendation of the Compensation Committee of the Board, the Board also approved a one-time grant to Mr. Alkire of time-based restricted stock units (“RSUs”) under the Company’s Amended and Restated 2013 Equity Incentive Plan, having a grant date value of $3,000,000 (the “Retention Award”). The Retention Award will be granted on August 25, 2023 and will vest in full on August 25, 2026, subject to Mr. Alkire’s continued service to the Company through the vesting date. Each RSU will represent the right to receive one share of the Company’s Class A common stock upon vesting.

Mr. Alkire will also receive compensation under the Company’s standard compensation programs as part of the Company’s annual compensation cycle. Additional information regarding the Company’s compensation programs that apply to Mr. Alkire is set forth in the Company’s proxy statement on Schedule 14A for its 2022 annual meeting of stockholders filed with the Securities and Exchange Commission on October 19, 2022 (the “2022 Proxy Statement”).

Changes in CFO Compensation

On August 9, 2023, the Compensation Committee of the Board approved an increase in the base salary of Craig McKasson, the Company’s Chief Financial Officer and Chief Administrative Officer, from $635,613 in fiscal year 2023 to $685,000 in fiscal year 2024, which will be effective on September 1, 2023.

Mr. McKasson will also receive compensation under the Company’s standard compensation programs as part of the Company’s annual compensation cycle. Additional information regarding the Company’s compensation programs that apply to Mr. McKasson is set forth in the Company’s 2022 Proxy Statement.

In connection with the above changes to the compensation of Messrs. Alkire and McKasson, the Compensation Committee and the Board considered the highly competitive nature of the market for executive talent and the perceived impact that the loss of Messrs. Alkire and McKasson would have on the Company’s ability to implement its operational and strategic goals.

The Compensation Committee and the Board determined it would be in the best interest of the Company and its stockholders to make the compensation changes set forth above to promote retention and recognize and incentivize the continued performance and value to the Company of Messrs. Alkire and McKasson. With the assistance of its independent compensation consultant, the Compensation Committee considered the regular annual equity-based grants received by Mr. Alkire, market information, share usage and dilution, among other factors, in determining the type and value of retention award to grant to Mr. Alkire to accomplish the objectives above.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 10, 2023, the Board approved an amendment to Article II, Section 1 of the Amended and Restated Bylaws of the Company (the “Bylaws”) as follows: Article II, Section 1 of the Bylaws are hereby amended to strike the phrase “any act of the Board shall require the affirmative vote of a number of directors constituting the majority of the directors constituting the entire Board” and replace it with “any act of the Board shall require the affirmative vote of a majority of the unrecused directors voting at a meeting at which a quorum is present”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Premier, Inc.

Date: August 15, 2023	By:	/s/ Michael J. Alkire
	Name:	Michael J. Alkire
	Title:	President and Chief Executive Officer